UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

KEURIG GREEN MOUNTAIN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 6, 2015, Keurig Green Mountain, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acorn Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, Maple Holdings Acquisition Corp., a Delaware corporation, JAB Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, and the Company.

This Schedule 14A filing consists of the following Employee Letter, dated December 7, 2015, sent by electronic mail by Brian Kelley, President and Chief Executive Officer of the Company, relating to the execution and delivery of the Merger Agreement.

Fellow Keurig Green Mountain Employees,

I am writing to you today to share some exciting news.  This morning Keurig Green Mountain and JAB Holding Company (“JAB”) announced that the companies have entered into a definitive agreement under which a JAB-led investor group has agreed to acquire Keurig Green Mountain for $92 per share in cash, or a total equity value of approximately $13.9 billion.  A copy of the press release is attached for your reference.

This is a very important day for our company and, we believe, our future success given JAB’s particular expertise in the global coffee industry and its commitment to allow Keurig Green Mountain to continue operating independently as a standalone entity on its global platform.

Later today, we will host a company-wide town hall from Vermont where we will discuss what this means for all our employees in a bit more detail.  Right now, however, I’d like to take the opportunity to share a little bit about what this means, and doesn’t mean, for our company and all our valued employees.

Let me clearly say upfront that the Keurig Green Mountain you have come to know is not changing.  JAB plans for Keurig Green Mountain to continue to be operated independently by the company’s management team, remain headquartered in Waterbury, VT and maintain our corporate offices in Boston and elsewhere.  Our culture, core values and commitment to innovation are not changing and are, in fact, fully supported by JAB.  Keurig Green Mountain’s socially conscious roots and pursuit of brewing a better world will not change.

You are likely also wondering about who JAB is and how they will be involved in our business.  JAB is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in the consumer goods category.  JAB does not directly operate the businesses it owns or invests in.  Instead, each business is operated independently by its respective management team.  We have included a fact sheet on JAB here to give you additional background.

Over time, JAB has built an unmatched global coffee platform and they have made clear they see Keurig Green Mountain as an important piece of this platform, particularly in North America.  You likely know many of JAB’s other investments, including partners such as Peet’s Coffee & Tea and Caribou Coffee in the United States and their more recent acquisition of the former coffee holdings of Mondelēz International.  JAB also owns Jacobs Douwe Egberts B.V., (“JDE”), the world’s largest pure-play coffee company with assets primarily in Europe and emerging markets.  Not only are these powerful brands similar to Keurig Green Mountain, but they are clear examples of how JAB remains committed to respecting the independence of its acquired companies as each of them, much like Keurig Green Mountain will, continue to operate as independent entities with their own management teams.

As we look ahead, this transaction will benefit our company in many ways.  Importantly, we will have the direct backing of partners that strongly believe in our business and support our vision for the future.  JAB has long admired Keurig Green Mountain’s business and highly values our unique position in consumer beverages.  Also joining this partnership is Mondelēz International, who strongly believes in our future.

As a private company, we will be better positioned to invest in growing our core coffee business as well as the new opportunities ahead of us such as Keurig KOLD™.  It also protects our ability to invest in critical social responsibility issues such as building a resilient supply chain and sourcing sustainable products.  With JAB, we have a powerful partner to support our commitment to creating innovative beverage solutions with premium brands.

Together, we have built a company that has revolutionized beverage consumption worldwide and I have always admired the unwavering loyalty all our employees have to Keurig Green Mountain’s impressive legacy.  Thank you for your hard work and tireless spirit.

As a reminder, until the transaction closes, we will remain an independent, publicly traded company and it will be business as usual.  The transaction is expected to close during the first calendar quarter of 2016, subject to customary closing conditions, including receipt of regulatory and shareholder approvals.  If you have any questions throughout the process, please do not hesitate to reach out to your manager.  We may not have all of the answers right away, but we promise to update you as more information becomes available.

I am truly excited to now embark with you on this next journey.  We have the backing of partners that recognize the tremendous value of our business, the core values that play an important role in our industry, and the talent that continues Keurig Green Mountain’s history of leadership.  Let’s start that journey today.

Thank you,

Brian

BRIAN KELLEY
PRESIDENT & CEO
KeurigGreenMountain.com | Keurig.com

This message is intended solely for employees of Keurig Green Mountain, Inc.  It should not be forwarded or shared outside the organization.  For additional information about confidentiality please refer to our Code of Conduct.  Please remember that all media inquiries should be directed to Suzanne DuLong, VP Corporate Communications, at Suzanne.DuLong@keurig.com.

Additional Information Regarding the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Keurig Green Mountain, Inc. (the “Company”) or the solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving the Company, Acorn Holdings B.V. and Maple Holdings Acquisition Corp.  The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement.  However, such documents are not currently available.  The definitive proxy statement will be mailed to the stockholders of the Company.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.keurig.com under the heading “SEC Filings” within the “Financial Information” section in the “Investors” portion of the Company’s website.  Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (646) 762-8095.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on December 12, 2014, its annual report on Form 10-K for the fiscal year ended September 26, 2015, which was filed with the SEC on November 19, 2015, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation of the stockholders of the Company and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.